July 2014 Preliminary Terms No. 169 Registration Statement No. 333-177923 Dated July 17, 2014 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Commodities

Trigger Jump Securities Based on the Performance of the WTI Crude Oil Futures Contract due September 3, 2015

Principal at Risk Securities

The Trigger Jump Securities are unsecured and unsubordinated obligations of JPMorgan Chase & Co., do not pay interest, do not guarantee the return of any of the principal at maturity and have the terms described in the accompanying product supplement no. 2-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying commodity futures contract, as determined on the valuation date. If the underlying commodity futures contract is flat or appreciates at all on the valuation date as compared to its contract price on the pricing date, you will receive for each security that you hold at maturity the greater of a cash payment that reflects the contract percent change and the upside payment in addition to the stated principal amount. If the final contract price is less than the initial contract price by no more than 10%, you will receive the stated principal amount for each security you hold at maturity. However, if the final contract price is less than the initial contract price by more than 10%, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final contract price from the initial contract price. This amount will be less than $900 and could be zero. Accordingly, investors may lose their entire initial investment in the securities. The Trigger Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the underlying commodity futures contract. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Underlying commodity futures contract:	WTI crude oil futures contract. See “ — Contract Price” below for additional information.
Aggregate principal amount:	$
Payment at maturity:

▪          If the final contract price is greater than or equal to the initial contract price, for each $1,000 stated principal amount security:

 $1,000 + the greater of (a) $1,000 × contract percent change and (b) the upside payment

▪         If the final contract price is less than the initial contract price but greater than or equal to the downside threshold, meaning the contract price has declined by no more than 10% from the initial contract price, for each $1,000 stated principal amount security:

 $1,000

▪         If the final contract price is less than the downside threshold, meaning the contract price has declined by more than 10% from the initial contract price, for each $1,000 stated principal amount security:

 $1,000 × contract performance factor

This amount will be less than the stated principal amount of $1,000, and will represent a loss of more than 10%, and possibly all, of your principal amount.

The payment at maturity is subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Risk Factors — We may accelerate your securities if a commodity hedging disruption event occurs” in these preliminary terms.

Upside payment:	At least $113 per $1,000 stated principal amount security (at least 11.30% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $113 per $1,000 stated principal amount security.
Downside threshold:	, which is 90% of the initial contract price
Contract percent change:	(final contract price – initial contract price) / initial contract price
Contract performance factor:	final contract price / initial contract price
Initial contract price:	The contract price on the pricing date
Final contract price:	The contract price on the valuation date
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	July , 2014 (expected to price on or about July 31, 2014)
Original issue date (settlement date):	August , 2014 (3 business days after the pricing date)
Valuation date:	August 31, 2015, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I
Maturity date:	September 3, 2015, subject to postponement for certain market disruption events and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I.
CUSIP / ISIN:	48127DTK4 / US48127DTK45
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page

Commissions and issue price:	Price to public(1)	Fees and commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$20.00	$980
Total	$	$	$
(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $20.00 per $1,000 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

If the securities priced today and assuming an upside payment equal to the minimum listed above, the estimated value of the securities as determined by JPMS would be approximately $972.00 per $1,000 stated principal amount security. JPMS’s estimated value of the securities on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $960.00 per $1,000 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I and “Risk Factors” beginning on page 8 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. 2-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 2-I dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

Prospectus supplement dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Trigger Jump Securities Based on the Performance of the WTI Crude Oil Futures Contract due September 3, 2015

Principal at Risk Securities

Terms continued from previous page:

Contract price:	On any relevant day, the official settlement price per barrel on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg symbol: “CL1” <Comdty>), provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg symbol: “CL2” <Comdty>) on that day

Supplemental Terms of the Securities

For purposes of the securities offered by these preliminary terms, (a) the valuation date is subject to postponement as described under “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I; (b) the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I; and (c) all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in these preliminary terms, as set forth in the table below:

Product Supplement Defined Term	Preliminary Terms Defined Term
Notes	Securities
Commodity Futures Contract	Underlying commodity futures contract
Ending Contract Price	Final contract price
Contract Return	Contract percent change

The securities are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The securities are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Investment Summary

The Trigger Jump Securities

The Trigger Jump Securities Based on the Performance of the WTI Crude Oil Futures Contract due September 3, 2015 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying commodity futures contract that provides a potential return equal to the greater of the contract percent change and at least 11.30% (as reflected in the upside payment of at least $113 per $1,000 stated principal amount security) if the underlying commodity futures contract has remained flat or has appreciated at all on the valuation date as compared to its contract price on the pricing date. The actual upside payment will be provided in the pricing supplement and will not be less than $113 per $1,000 stated principal amount security;

▪	To enhance returns and potentially outperform the underlying commodity futures contract in a moderately bullish scenario; and

▪	To obtain limited market downside protection against the loss of principal in the event of a decline of the underlying commodity futures contract as of the valuation date, subject to the credit risk of JPMorgan Chase & Co., but only if the final contract price is greater than or equal to the downside threshold.

If the final contract price is less than the downside threshold, the securities are exposed on a 1 to 1 basis to any percentage decline of the final contract price from the initial contract price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 13 months

Upside payment:	At least $113 per $1,000 stated principal amount security (at least 11.30% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $113 per $1,000 stated principal amount security.

Downside threshold:	90% of the initial contract price

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities

Interest:	None

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Trigger Jump Securities Based on the Performance of the WTI Crude Oil Futures Contract due September 3, 2015

Principal at Risk Securities

Key Investment Rationale

This approximately 13-month investment offers a potential return at maturity based on full participation in the positive performance of the underlying commodity futures contract, subject to a contingent minimum return, and provides limited market downside protection against a decline in the underlying commodity futures contract of up to 10%, subject to the credit risk of JPMorgan Chase & Co. However, if the final contract price is less than the initial contract price by more than 10%, the payment at maturity per $1,000 stated principal amount security will be less than $900 and could be zero.

Upside Scenario	If the final contract price is greater than or equal to the initial contract price, the payment at maturity for each security will be equal to $1,000 plus the greater of (a) $1,000 × the contract percent change and (b) the upside payment of at least $113 per $1,000 principal amount security. The actual upside payment will be provided in the pricing supplement and will not be less than $113 per $1,000 stated principal amount security.

Par Scenario	If the final contract price is less than the initial contract price but greater than or equal to the downside threshold, which means that the underlying commodity futures contract has depreciated by no more than 10% from the initial contract price, the payment at maturity will be $1,000 per stated principal amount security.

Downside Scenario	If the final contract price is less than the downside threshold, which means that the underlying commodity futures contract has depreciated by more than 10% from the initial contract price, you will lose 1% for every 1% decline of the value of the underlying commodity futures contract from the initial contract price to the final contract price (e.g., a 40% depreciation of the underlying commodity futures contract will result in the payment at maturity that is less than the stated principal amount by 40%, or $600 per $1,000 stated principal amount security).

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Trigger Jump Securities Based on the Performance of the WTI Crude Oil Futures Contract due September 3, 2015

Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per $1,000 stated principal amount security

Hypothetical upside payment:	$113 (11.30% of the stated principal amount) per $1,000 stated principal amount security*

Downside threshold:	90% of the initial contract price (-10% percent change in the final contract price compared with the initial contract price)

*The actual upside payment will be provided in the pricing supplement and will not be less than $113 per $1,000 stated principal amount security.

How it works

▪	Upside Scenario: If the final contract price is greater than or equal to the initial contract price, the payment at maturity is equal to the $1,000 stated principal amount plus the greater of (a) $1,000 × the contract percent change and (b) the upside payment. Under the hypothetical terms of the securities, in the payoff diagram, an investor would receive the payment at maturity of $1,113 per security if the contract percent change is no more than 11.30% and would receive $1,000 plus an amount that represents a 1 to 1 participation in the appreciation of the underlying commodity futures contract if the contract percent change is greater than 11.30%.

o	For example, if the underlying commodity futures contract appreciates 5%, investors will receive a 11.30% return, or $1,113 per $1,000 stated principal amount security.

o	For example, if the underlying commodity futures contract appreciates 15%, investors will receive a 15% return, or $1,150 per $1,000 stated principal amount security.

▪	Par Scenario: If the final contract price is less than the initial contract price, but is greater than or equal to the downside threshold, the investor would receive the $1,000 stated principal amount per security.

o	For example, if the underlying commodity futures contract depreciates 5%, investors will receive the $1,000 stated principal amount.

▪	Downside Scenario: If the final contract price is less than the downside threshold, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final contract price from the initial contract price.

o	For example, if the final contract price declines by 40% from the initial contract price, investors will lose 40% of their principal and the payment at maturity will be $600 per $1,000 stated principal amount security (60% of the stated principal amount).

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Trigger Jump Securities Based on the Performance of the WTI Crude Oil Futures Contract due September 3, 2015

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final contract price is less than the initial contract price but greater than or equal to the downside threshold, you will receive only the principal amount of $1,000 per $1,000 stated principal amount security. If the final contract price is less than the downside threshold, you will receive for each security that you hold a payment at maturity that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the contract price on the valuation date from the initial contract price. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.

▪	Your ability to receive the upside payment may terminate on the valuation date. If the final contract price is less than the initial contract price, you will not be entitled to receive the upside payment at maturity. Under these circumstances, if the final contract price is less than the downside threshold, you will lose more than 10% of your principal amount and may lose all of your principal amount at maturity.

▪	The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial contract price and the final contract price, whether a market disruption event has occurred and whether a commodity hedging disruption event has occurred and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and commodity hedging disruption events, may affect the payment to you at maturity. Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.

▪	The benefit provided by the downside threshold may terminate on the valuation date. If the final contract price is less than the downside threshold, the benefit provided by the downside threshold will terminate and you will be fully exposed to any depreciation of the underlying commodity futures contract. The final contract price will be determined based on the contract price on a single day near the end of the term of the securities. In addition, the contract price at the maturity date or at other times during the term of the securities could be at a level not less than the downside threshold. This difference could be particularly large if there is a significant decrease in the contract price during the later portion of the term of the securities or if there is significant volatility in the contract price during the term of the securities, especially on dates near the valuation date.

▪

We may accelerate your securities if a commodity hedging disruption event occurs. If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the securities due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your securities is accelerated, your investment may

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Principal at Risk Securities

result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I for more information.

▪	Commodity futures contracts are subject to uncertain legal and regulatory regimes. Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the values of the commodity futures contract included in the basket. Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your securities. Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on November 5, 2013 proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options, and swaps on the same underlying commodity. The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the securities resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your securities. See “We may accelerate your securities if a commodity hedging disruption event occurs” above.

▪	Prices of commodity futures contracts are characterized by high and unpredictable volatility. Market prices of commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of the commodity underlying the underlying commodity futures contract. See “The market price of WTI crude oil futures contracts will affect the value of the securities” below. The contract price is subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These additional variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

▪	The securities do not offer direct exposure to commodity spot prices of WTI crude oil. The securities are linked to the underlying commodity futures contract, but not to the physical commodity (or its spot price) on which it is based. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that is linked solely to commodity spot prices.

▪	Suspension or disruptions of market trading in the commodity markets and related futures markets may adversely affect the prices of the basket components, and therefore, the value of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in options futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the contract price and, therefore, the value of your securities.

▪

The market price of WTI crude oil futures contracts will affect the value of the securities. The price of WTI crude oil futures contracts is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as

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Principal at Risk Securities

transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

▪	A decision by the NYMEX to increase margin requirements for WTI crude oil futures contracts may affect the contract price. — If the NYMEX increases the amount of collateral required to be posted to hold positions in WTI crude oil futures contracts (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the contract price to decline significantly.

▪	JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities. JPMS’s estimated value is only an estimate using several factors. The original issue price of the securities will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪	JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates. JPMS’s estimated value of the securities is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the securities — JPMS’s estimated value of the securities” in this document.

▪

The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the securities —

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Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the contract price, including:

o	any actual or potential change in our creditworthiness or credit spreads;

o	customary bid-ask spreads for similarly sized trades;

o	secondary market credit spreads for structured debt issuances;

o	the actual and expected volatility in the contract price;

o	supply and demand trends for WTI crude oil and the underlying commodity futures contract;

o	the time to maturity of the securities;

o	interest and yield rates in the market generally; and

o	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	The amount payable on the securities is not linked to the contract price at any time other than the valuation date. The final contract price will be based on the contract price on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the contract price appreciates prior to the valuation date but then drops to or below the downside threshold by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the contract price prior to such drop. Although the actual contract price on the stated maturity date or at other times during the term of the securities may be higher than the final contract price, the payment at maturity will be based solely on the contract price on the valuation date.

▪	Owning the securities is not equivalent to owning the underlying commodity futures contract or the related commodity. The return on your securities will not reflect the return you would realize if you actually purchased WTI crude oil futures contracts or the related commodity, or exchange-traded or over-the-counter instruments based on WTI crude oil futures contracts or the related commodity. You will not have any rights that holders of such assets or instruments have.

▪

Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the contract price and, as a result, could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial contract price and, therefore, could potentially increase the level that the final contract price must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading

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activities during the term of the securities, including on the valuation date, could adversely affect the final contract price and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, JPMS’s estimated value and the upside payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for JPMS’s estimated value and the upside payment.

▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

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Underlying Commodity Futures Contract Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The contract price to which the return on the securities is linked is based on, on any relevant day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg symbol: “CL1” <Comdty>), provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg symbol: “CL2” <Comdty>) on that day.

Information as of market close on July 16, 2014:

Bloomberg Ticker Symbol:	CL1 or CL2*

Current Contract Price:	$101.20

52 Weeks Ago (on 7/17/2013):	$106.48

52 Week High (on 9/6/2013):	$110.53

52 Week Low (on 1/9/2014):	$91.66

* The historical information presented below with respect to the WTI crude oil futures contract reflects Bloomberg ticker symbols “CL1,” and does not reflect Bloomberg ticker symbols “CL2.”

The following table sets forth the published high and low contract prices, as well as end-of-quarter contract prices for each quarter in the period from January 1, 2009 through July 16, 2014. The graph following the table sets forth the daily contract prices during the same period. The contract price on July 16, 2014 was $101.20. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical contract prices should not be taken as an indication of future performance, and no assurance can be given as to the contract price on the valuation date.

WTI Crude Oil Futures Contract (in U.S. dollars)	High	Low	Period End
2009
First Quarter	$54.34	$33.98	$49.66
Second Quarter	$72.68	$45.88	$69.89
Third Quarter	$74.37	$59.52	$70.61
Fourth Quarter	$81.37	$69.51	$79.36
2010
First Quarter	$83.76	$71.19	$83.76
Second Quarter	$86.84	$68.01	$75.63
Third Quarter	$82.55	$71.63	$79.97
Fourth Quarter	$91.51	$79.49	$91.38
2011
First Quarter	$106.72	$84.32	$106.72
Second Quarter	$113.93	$90.61	$95.42
Third Quarter	$99.87	$79.20	$79.20
Fourth Quarter	$102.59	$75.67	$98.83
2012
First Quarter	$109.77	$96.36	$103.02
Second Quarter	$106.16	$77.69	$84.96
Third Quarter	$99.00	$83.75	$92.19
Fourth Quarter	$92.48	$84.44	$91.82
2013
First Quarter	$97.94	$90.12	$97.23
Second Quarter	$98.44	$86.68	$96.56
Third Quarter	$110.53	$91.66	$100.60
Fourth Quarter	$104.10	$92.30	$98.42
2014
First Quarter	$104.92	$91.66	$101.58
Second Quarter	$107.26	$99.42	$105.37
Third Quarter (through July 16, 2014)	$105.34	$99.96	$101.20

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Consequences of a hedging disruption event:	If the payment on your securities is accelerated due to the occurrence of a commodity hedging disruption event, we will pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. Under these circumstances, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. See “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and “Risk Factors — We may accelerate your securities if a commodity hedging disruption event occurs” in these preliminary terms.
Minimum ticketing size:	$1,000/1 security
JPMS’s estimated value of the securities:

JPMS’s estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the securities and may differ from others’ estimates.”

JPMS’s estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations

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under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — JPMS’s estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the securities, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the securities.

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Trigger Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “Underlying Commodity Futures Contract Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to JPMS’s estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks

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inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

For purposes of the securities offered by this document, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. 2-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 2-I.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. 2-I.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 2-I and this communication if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. 2-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•  Product supplement no. 2-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

•  Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•  Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

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